Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2011 RESULTS

Philadelphia, PA – October 18, 2011.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the third quarter ended September 30, 2011.

Third Quarter Highlights

•	Income Per Diluted Share $0.84; Before Certain Items improves 19% to $1.01
•	Gross profit increases 5%
•	Global beverage can sales unit volumes up 3%
•	Three new beverage can lines in Brazil ready for the Southern Hemisphere summer season

Net sales in the third quarter grew to $2,423 million over the $2,205 million in the third quarter of 2010, primarily driven by the pass-through of higher raw material costs and $92 million from foreign currency translation.  Approximately 74% of net sales were generated outside the U.S. in the third quarter compared to 72% in the third quarter of 2010.

Third quarter gross profit improved 5.0% to $396 million over the $377 million in the 2010 third quarter and included $14 million from foreign currency translation.

Selling and administrative expense was $96 million in the third quarter compared to $82 million in the prior year and included $4 million from foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) increased to $300 million in the third quarter over the $295 million in the third quarter of 2010 including $10 million of foreign currency translation.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased with our overall financial performance and solid execution in the third quarter.  Comparable diluted earnings per share were up 19% despite a challenging macro economic environment, adverse weather conditions in parts of North America and a cool and damp summer across much of Europe.  These solid results reflect the strength of the developing markets in which we have expanded over the last several years, the diversification of our product offerings and geographic footprint, world class operating performance and our constant focus on cost containment.

“Global beverage can sales unit volumes rose 3% in the third quarter driven by continued strong demand in the emerging markets of Brazil and Asia.  Our second beverage can line in Phnom Penh, Cambodia began commercial production earlier this month and in the first half of 2012 we expect to begin production at several new beverage can plants including in China and Brazil,” Mr. Conway added.

Interest expense in the third quarter was $58 million compared to $55 million in the third quarter of 2010.  The increase reflects $2 million from foreign currency translation.

During the third quarter of 2011, the Company recorded a tax charge of $25 million ($0.17 per diluted share) for a deferred tax valuation allowance adjustment arising from a September 2011 tax law change in France that limits the amount of tax loss carryforwards a company can use in any year.  The Company expects to make these tax payments over the next four years.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings in the third quarter increased to $129 million, or $0.84 per diluted share, over the $126 million, or $0.78 per diluted share, in the third quarter last year.  Before certain items, net income increased 12.4% to $154 million over the $137 million in 2010 third quarter; and earnings per diluted share attributable to Crown Holdings improved 18.8% to $1.01 from $0.85 in the same quarter last year.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Nine Month Results
During the first nine months of 2011, net sales increased to $6,586 million over the $5,992 million in the first nine months of 2010, reflecting higher global sales unit volumes, the pass-through of higher raw material costs and $224 million of favorable foreign currency translation. Approximately 73% of net sales were generated outside the U.S. in the first nine months of 2011 compared to 71% in the first nine months of 2010.

Gross profit for the nine month period improved to $1,059 million over the $962 million in the first nine months of 2010 and reflects global sales unit volume growth, ongoing productivity improvements, and $32 million of favorable foreign currency translation.

Selling and administrative expense for the nine month period was $298 million compared to $256 million for the same 2010 period.  The increase in expense reflects $11 million in foreign currency translation and a one time benefit of $20 million (recorded as a reduction to corporate and other unallocated items) realized in the first quarter of 2010 from the settlement of a legal dispute unrelated to the Company’s ongoing operations.

Segment income in the first nine months of 2011 grew 7.8% to $761 million over the $706 million in the first nine months of 2010, including $21 million of improvement due to foreign currency translation.  Excluding the $20 million settlement benefit realized in 2010, segment income increased 10.9% and was 11.6% of net sales in the first nine months of 2011 compared to 11.4% of net sales for the same period last year.

Interest expense for the first nine months of 2011 was $174 million compared to $147 million in the same period of 2010, reflecting higher average debt outstanding and $4 million from foreign currency translation.

During the first nine months of 2011, the Company recorded restructuring charges of $27 million ($26 million, net of tax, or $0.16 per diluted share) primarily related to the relocation of its European headquarters from France to Switzerland, and tax charges of $42 million ($0.27 per diluted share) in connection with the relocation and the new tax law in France.  Also during the first nine months of 2011, the Company recorded gains on sales of assets of $2 million ($2 million, net of tax, or $0.01 per diluted share) and losses of $32 million ($20 million, net of tax, or $0.13 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015 and its first priority senior secured notes due September 2011.

Net income attributable to Crown Holdings for the first nine months of 2011 was $274 million, or $1.77 per diluted share, compared to $279 million, or $1.71 per diluted share, in the first nine months of 2010.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Before certain items, net income increased 22.0% to $360 million over the $295 million in 2010; and earnings per diluted share improved 28.2% to $2.32 from $1.81 in the first nine months of 2010.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $464 million higher at September 30, 2011 than at September 30, 2010, and includes $362 million in common share repurchases and $49 million from the purchase of noncontrolling interests.

Debt and cash amounts were:

	September 30, 2011	December 31, 2010	September 30, 2010	December 31, 2009
Total debt	$3,757	$3,048	$3,229	$2,798
Cash	479	463	415	459
Net debt	$3,278	$2,585	$2,814	$2,339

Receivables securitizations not included in total debt above	$0	$0	$0	$232

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to U.S. GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items and income before certain items per diluted share can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 19, 2011 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on October 26.  The telephone numbers for the replay are (203) 369-3106 or toll free (888) 566-0111 and the access passcode is 0105.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to implement expansion and commercialization plans on schedule, to begin production as expected at new beverage can plants, and continued growth rates for beverage cans in emerging markets that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2010 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$2,423	$2,205	$6,586	$5,992

Cost of products sold	1,980	1,788	5,395	4,902
Depreciation and amortization	47	40	132	128
Gross profit (1)	396	377	1,059	962

Selling and administrative expense	96	82	298	256
Provision for asbestos		15		15
Provision for restructuring	2	17	27	41
Asset impairments and sales	(2)	(11)	(2)	(18)
Loss from early extinguishment of debt		16	32	16
Interest expense	58	55	174	147
Interest income	(2)	(3)	(8)	(6)
Translation and foreign exchange adjustments	(1)	(2)		(4)
Income before income taxes	245	208	538	515
Provision for income taxes	87	47	182	143
Equity earnings	1		1
Net income	159	161	357	372
Net income attributable to noncontrolling interests	(30)	(35)	(83)	(93)
Net income attributable to Crown Holdings	$129	$126	$274	$279
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.86	$0.79	$1.80	$1.74
Diluted	$0.84	$0.78	$1.77	$1.71

Weighted average common shares outstanding:
Basic	150,138,644	159,181,133	152,347,988	160,280,362
Diluted	152,680,719	161,674,329	155,069,413	162,683,432
Actual common shares outstanding	151,154,989	159,087,919	151,154,989	159,087,919

     (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and nine months ended September 30, 2011 and 2010 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Gross profit	$396	$377	$1,059	$962
Selling and administrative expense	96	82	298	256
Segment income	$300	$295	$761	$706

	Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2011	2010	2011	2010

Americas Beverage	$594	$547	$1,697	$1,576
North America Food	271	275	676	686
European Beverage	451	411	1,291	1,164
European Food	623	558	1,554	1,383
European Specialty Packaging	122	108	341	296
Total reportable segments	2,061	1,899	5,559	5,105
Non-reportable segments	362	306	1,027	887
Total net sales	$2,423	$2,205	$6,586	$5,992

Segment Income

Americas Beverage	$77	$74	$217	$204
North America Food	49	42	115	91
European Beverage	61	70	176	197
European Food	87	83	202	182
European Specialty Packaging	11	12	30	23
Total reportable segments	285	281	740	697
Non-reportable segments	62	57	174	149
Corporate and other unallocated items	(47)	(43)	(153)	(140)
Total segment income	$300	$295	$761	$706

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income attributable to Crown Holdings, as reported	$129	$126	$274	$279
Items, net of tax:
Settlement of dispute (1)				(20)
Provision for asbestos		9		9
Provision for restructuring (2)	2	13	26	37
Asset impairments and sales (3)	(2)	(11)	(2)	(17)
Loss from early extinguishment of debt (4)		10	20	10
Income taxes (5)	25	(10)	42	(3)
Net income before the above items	$154	$137	$360	$295

Income per diluted common share as reported	$0.84	$0.78	$1.77	$1.71
Income per diluted common share before the above items	$1.01	$0.85	$2.32	$1.81

Effective tax rate as reported	35.5%	22.6%	33.8%	27.8%
Effective tax rate before the above items	25.3%	29.8%	25.7%	29.3%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarter of 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company’s ongoing operations.

(2)
In the third quarter and first nine months of 2011, the Company recorded restructuring charges of $2 million ($2 million, net of tax, or $0.01 per diluted share) and $27 million ($26 million, net of tax, or $0.16 per diluted share), respectively, primarily related to the relocation of its European Division headquarters from France to Switzerland.  In the third quarter and first nine months of 2010, the Company recorded restructuring charges of $17 million ($13 million, net of tax, or $0.08 per diluted share) and $41 million ($37 million, net of tax, or $0.23 per diluted share), respectively, primarily related to a plant closure in Canada and severance costs for administrative headcount reductions.

(3)
In the third quarter of 2011, the Company recorded net gains of $2 million ($2 million, net of tax, or $0.01 per diluted share) for asset sales and impairments.  In the third quarter and first nine months of 2010, the Company recorded net gains of $11 million ($11 million, net of tax, or $0.07 per diluted share) and $18 million ($17 million, net of tax, or $0.11 per diluted share) respectively, for asset sales and impairments.

(4)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015.  In the second quarter of 2011, the Company recorded a loss of $2 million ($1 million, net of tax, or $0.01 per diluted share) primarily in connection with the redemption of its first priority senior secured notes due September 2011.  In the third quarter of 2010, the Company recorded losses on extinguishments of debt of $16 million ($10 million, net of tax, or $0.06 per diluted share) related to the repurchase of €65 million of its first priority senior secured notes due 2011, and the redemption of the remaining $200 million outstanding principal of its senior notes due 2013.

(5)
In the first quarter of 2011, the Company recorded a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation of its European Division headquarters.  In the third quarter of 2011, the Company recorded a tax charge of $25 million ($0.17 per diluted share) in connection with a tax law change in France that limits the amount of tax loss carryforwards a company can use in any year.  In the first quarter of 2010, the Company recorded a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of new U.S. health care legislation on the Company’s deferred taxes.  In the third quarter of 2010, the Company recorded benefits of $10 million ($0.06 per diluted share) for valuation allowance adjustments in certain foreign jurisdictions.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2011	2010
Assets
Current assets
Cash and cash equivalents	$479	$415
Receivables, net	1,317	1,274
Inventories	1,339	1,068
Prepaid expenses and other current assets	170	122
Total current assets	3,305	2,879

Goodwill	1,977	1,998
Property, plant and equipment, net	1,710	1,524
Other non-current assets	607	745
Total	$7,599	$7,146

Liabilities and equity
Current liabilities
Short-term debt	$295	$299
Current maturities of long-term debt	66	156
Accounts payable and accrued liabilities	2,021	1,974
Total current liabilities	2,382	2,429

Long-term debt, excluding current maturities	3,396	2,774
Other non-current liabilities	1,641	1,476

Noncontrolling interests	280	328
Crown Holdings shareholders' (deficit)/equity	(100)	139
Total equity	180	467
Total	$7,599	$7,146

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2011	2010

Cash flows from operating activities
Net income	$357	$372
Depreciation and amortization	132	128
Provision for restructuring	27	41
Asset impairments and sales	(2)	(18)
Loss from early extinguishment of debt	32	16
Pension expense	74	83
Pension contributions	(56)	(43)
Stock-based compensation	15	17
Working capital changes	(769)	(636)
Deferred taxes and other	56	79
Net cash provided by/(used for) operating activities (A)	(134)	39

Cash flows from investing activities
Capital expenditures	(273)	(187)
Proceeds from sale of assets	25	20
Other		3
Net cash used for investing activities	(248)	(164)

Cash flows from financing activities
Net change in debt (1)	716	452
Purchase of noncontrolling interests	(48)	(168)
Common stock repurchased	(212)	(105)
Dividends paid to noncontrolling interests	(60)	(77)
Other, net	3	(16)
Net cash provided by financing activities	399	86

Effect of exchange rate changes on cash and cash equivalents	(1)	(5)

Net change in cash and cash equivalents	16	(44)

Cash and cash equivalents at January 1	463	459

Cash and cash equivalents at September 30	$479	$415

(A)
Free cash flow is defined by the Company as net cash provided by/used for operating activities less capital expenditures.  A reconciliation from net cash provided by/used for operating activities to free cash flow for the three and nine months ended September 30, 2011 and 2010 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net cash provided by/(used for) operating activities (1)	$113	$233	$(134)	$39
Changes in accounts receivable securitization		31		246
Premiums paid to retire debt early			27
Adjusted net cash provided by/(used for) operating activities	$113	$264	$(107)	285
Capital expenditures	(89)	(83)	(273)	(187)
Free cash flow	$24	$181	$(380)	$(98)

(1)
Amounts are presented in accordance with accounting guidance related to receivables securitizations that was effective as of January 1, 2010.   The impact of the guidance for the three and nine months ended September 30, 2010, was to increase net cash used for operating activities and net cash provided by financing activities as compared to the amounts that would have been reported under the previous guidance.